Exhibit 10.18

November 15, 2025

Mr. Robert L. Labbe

Chairman, CEO & CFO

Pelican Acquisition Corporation

1185 Avenue of the Americas. Suite 304

New York, NY 10036

Mr. Larry Gene Swets, Jr.

Director & Chief Executive Officer

Greenland Exploration Limited

104 S. Walnut Street, Unit 1A

Itasca, Illinois 60143

Re:	Corporate and Financial Advisory Agreement

Dear Messrs. Labbe and Swets:

This letter (the “Advisory Agreement”) constitutes the agreement between Pelican Acquisition Corporation (collectively, with its subsidiaries and affiliates, the “Company”), Greenland Exploration Limited (“Greenland”) and ThinkEquity LLC (“ThinkEquity”) (each, a “Party” and collectively, the “Parties”) whereby ThinkEquity shall serve as advisor to the Company to provide the following advisory services: general corporate, strategic and financial, and capital markets advisory services (any or all of the foregoing, the “Services”) in connection with a business combination transaction with Greenland (the “Business Combination”). ThinkEquity will also arrange a series of meetings (or conference calls) to promote the Company to existing investors, potential new investors and brokers (the “Roadshow”).

(A) Term and Termination of Engagement. The term (the “Term”) of this Advisory Agreement will begin on the date hereof and end on the 12-month anniversary hereof and thereafter may be extended for any term by mutual written agreement of the Parties. During the Term, no termination notice may be given by the Company except in the case of termination by the Company for cause. After the 12 month anniversary of the Advisory Agreement, any Party may terminate this Advisory Agreement by providing 30-days written notice to the Parties. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution, future transactions and the Company’s obligations to pay fees and reimburse expenses contained herein will survive any expiration or termination of this Advisory Agreement. For this Advisory Agreement, ThinkEquity will be the exclusive provider of the Services, however, other advisors for the Services may be permitted upon the mutual approval of the Company and ThinkEquity.

(B) Fees & Expenses. In connection with the Services, the Company shall pay ThinkEquity the following:

1.	If the Company completes the Business Combination or a public offering or private placement financing (a “Financing”) through an issuance of the Company’s equity, equity-linked or debt securities (the “Securities”), the Company shall:

a.	Pay ThinkEquity a cash fee (the “Placement Fee”) equal to: (i) 6% of the aggregate purchase price paid by each purchaser of Securities (an “Investor”) in a Financing, and (ii) 6% of the amount of capital not redeemed from the Company’s trust account in connection with the Business Combination that either sign an acceptable non-redemption agreement or written acknowledgement of non-redemption solicited by Think Equity. The applicable Placement Fee shall be paid at the closing of the Business Combination (the “Business Combination Closing”), and

ThinkEquity LLC

17 State Street, 41st Floor, New York, NY 10004 Tel: +1 646-968-9355; https://www.Think-Equity.com

Member NYSE, FINRA, SIPC

AMERICASACTIVE:22023142.2

b.	Issue to ThinkEquity or its designees at the Business Combination Closing, as applicable, warrants (the “Placement Warrants”) to purchase that number of the Company’s common shares (the “Shares”) equal to 5% of, as applicable, (i) the aggregate number of Shares placed in a Financing to Investors plus any Shares underlying any convertible Securities placed in the Financing to Investors (but excluding Shares underlying any warrants issued that are not pre-funded warrants) as well as the Company’s Shares that either sign an acceptable non-redemption agreement or written acknowledgement of non-redemption; and (ii) the aggregate proceeds received by the Company from a debt financing, divided by the ten-day volume weighted average price (“VWAP”) immediately preceding the date of the closing of the Financing (the “Financing Closing”). The Placement Warrants shall have an exercise price of $10, a term of 5 years and piggy back registration rights.

2.	A meeting fee (the “Meeting Fee”) in the amount equal to $650 per investor meeting (or conference call) arranged by ThinkEquity in connection with the Roadshow. The Company shall pay ThinkEquity $60,000 to be credited towards the Meeting Fee upon signing of this Advisory Agreement. Only Greenland will be liable for any Meeting Fee due at any time prior to closing.

3.	The Company shall reimburse ThinkEquity for its pre-approved, reasonable, and documented out-of-pocket expenses incurred in connection with its engagement. These expenses may include reasonable fees for counsel and due diligence analysis, and shall not exceed $25,000 in the aggregate without the Company’s prior written consent. This expense cap does not limit the indemnification and contribution provisions of this Advisory Agreement. For a Financing that is a public offering, reimbursable expenses will be customary for such a transaction and will be further detailed in the applicable underwriting agreement.

(C) Future Rights. If during the Term or within 12-months following the Term and following the closing of the Business Combination the Company decides to (i) finance or refinance any indebtedness, or seek a commercial banking credit facility not in the normal course; or (ii) raise funds by means of a public offering or a private placement of equity or debt securities; or (iii) pursue an alternative business combination; or (iv) pursue any recapitalization, reorganization, restructuring or other similar transaction, including, without limitation, an extraordinary dividend or distributions or a spin-off or split-off; ThinkEquity shall have the right, but not the obligation, to act as the exclusive financial advisor, sole investment banker, sole book-runner and/or sole placement agent, at ThinkEquity’s sole discretion (the “Right of First Refusal”). The Company shall inform ThinkEquity in writing of an opportunity subject to the Right of First Refusal, and ThinkEquity shall have three (3) Business Days from receipt of such written notice to accept or decline such Right of First Refusal in writing. The failure of ThinkEquity to accept the Right of First Refusal in writing within the three (3) Business Day period shall be deemed a rejection for that opportunity. For purposes of this Advisory Agreement, a “Business Day” means any day on which banks in New York, New York are open for business. If ThinkEquity or one of its affiliates accepts such an engagement, the agreement governing it will contain, among other things, provisions for customary fees for transactions of similar size and nature and the applicable provisions of this agreement, including indemnification. ThinkEquity shall have the sole right to determine whether any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation.

(D) Fee Tail. ThinkEquity shall be entitled to the Placement Fee and Placement Warrants calculated in the manner provided in Paragraph (B)1., with respect to any public or private offering or other financing or capital raising transaction of any kind by the Company (“Tail Financing”), to the extent that such Tail Financing is provided by investors and potential investors that ThinkEquity introduced and such Tail Financing is consummated at any time up until 12 months following the expiration or termination of this Advisory Agreement (the “Tail Period”).

(E) Use of Information.

1.	The Company will furnish ThinkEquity such written information as ThinkEquity reasonably requests in connection with the performance of its Services hereunder. The Company understands, acknowledges and agrees that, in performing its Services hereunder, ThinkEquity will use and rely entirely upon such information as well as publicly available information regarding the Company and other potential parties to a Business Combination and that ThinkEquity does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Company or otherwise relevant to a Business Combination, including, without limitation, any financial information, forecasts or projections considered by ThinkEquity in connection with the provision of its services.

2.	ThinkEquity acknowledges and agrees that, in connection with its engagement hereunder, it may receive material non-public information regarding the Company or its affiliates, including Greenland. ThinkEquity represents, warrants, and covenants that it shall not, directly or indirectly, use any such material non-public information for its own benefit or for the benefit of any third party, including, without limitation, by trading in the securities of the Company, Greenland, or any other party to a Business Combination, or by recommending or causing any other person to trade in such securities, in violation of applicable securities laws. ThinkEquity further agrees to maintain policies and procedures reasonably designed to prevent the misuse of material non-public information and to comply with all applicable federal and state securities laws, rules, and regulations regarding insider trading. This obligation shall survive the termination or expiration of this Advisory Agreement.

(F) Confidentiality. In the event of the consummation or public announcement of any Business Combination, ThinkEquity shall have the right to disclose its participation in such Business Combination, including, without limitation, the placement at its cost of “tombstone” advertisements in financial and other newspapers and journals. ThinkEquity agrees not to use any confidential information concerning the Company provided to ThinkEquity by the Company for any purposes other than those contemplated under this Advisory Agreement.

(G) Securities Matters. The Company shall be responsible for any and all compliance with the securities laws applicable to it, including Regulation D and the Securities Act of 1933, and Rule 506 promulgated thereunder, and unless otherwise agreed in writing, all state securities (“blue sky”) laws. ThinkEquity agrees to cooperate with counsel to the Company in that regard.

(H) No Disqualification Events. The Company represents and warrants that neither (i) the Company, or (ii) any directors, executive officers, other officers that may serve as a director or officer in any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) is subject to (i) any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, or (ii) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC, or a person prohibited by any OFAC sanctions program, or (iii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iv) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively (“Disqualification Events”) and is not currently the subject of any investigation or proceeding by any governmental or regulatory body relating to any of the Disqualification Events.

(I) Indemnity.

1.	In connection with the Company’s engagement of ThinkEquity as financial advisor or placement agent pursuant to this Advisory Agreement, the Company hereby agrees to indemnify and hold harmless ThinkEquity and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of ThinkEquity, or (B) otherwise relate to or arise out of ThinkEquity’s activities on the Company’s behalf under ThinkEquity’s engagement, and the Company shall reimburse any Indemnified person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company also agrees to advance and to reimburse each Indemnified Person for all Claims as they are incurred in connection with such Indemnified Person’s enforcement of his or its rights under this Advisory Agreement. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of ThinkEquity except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct. Notwithstanding the provisions hereof, ThinkEquity’s share of the liability hereunder shall not be in excess of the amount of fees actually received by ThinkEquity under this engagement (excluding any amounts received as reimbursement of expenses incurred by ThinkEquity).

2.	The Company further agrees that it will not, without the prior written consent of ThinkEquity, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

3.	Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4.	The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not ThinkEquity is the Indemnified Person), the Company and ThinkEquity shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and ThinkEquity on the other, in connection with ThinkEquity’s engagement referred to above, subject to the limitation that in no event shall the amount of ThinkEquity’s contribution to such Claim exceed the amount of fees actually received by ThinkEquity from the Company pursuant to ThinkEquity’s engagement.

5.	The Company’s indemnity, reimbursement and contribution obligations under this Adviosry Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

(J) Limitation of Engagement to the Company. The Company acknowledges that ThinkEquity has been retained only by the Company, that ThinkEquity is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of ThinkEquity is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against ThinkEquity or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), employees or agents. Unless otherwise expressly agreed in writing by ThinkEquity, no one other than the Company is authorized to rely upon this Advisory Agreement or any other statements or conduct of ThinkEquity, and no one other than the Company is intended to be a beneficiary of this Advisory Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by ThinkEquity to the Company in connection with ThinkEquity’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Business Combination, Private Placement and Public Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. ThinkEquity shall not have the authority to make any commitment binding on the company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by ThinkEquity. The Company agrees that it will perform and comply with the covenants and other obligations set forth in the Advisory Agreement and transaction documents between the Company and the investors in the Business Combination, and that ThinkEquity will be entitled to rely on the representation, warranties, agreements and covenants of the Company contained in such transaction documents as if such representations, warranties, agreements and covenants were made directly to ThinkEquity by the Company.

(K) Limitation of ThinkEquity’s Liability to the Company. ThinkEquity and the Company further agree that neither ThinkEquity nor any of its affiliates or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Advisory Agreement or the services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by ThinkEquity and that are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of ThinkEquity.

(L) Trust Account. ThinkEquity hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Advisory Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ThinkEquity hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Advisory Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Advisory Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Advisory Agreement; provided, however, that (x) nothing herein shall serve to limit or prohibit the right of ThinkEquity to pursue a claim against the Company pursuant to this Advisory Agreement for legal relief against monies or other assets of the Company held outside the Trust Account or for specific performance or other equitable relief as provided in this Advisory Agreement, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Advisory Agreement against the Company’s assets or funds that are not held in the Trust Account.

(M) Certain Acknowledgments and Representations. The Company hereby acknowledges that ThinkEquity is a full-service investment bank and that ThinkEquity and its affiliates may pursue or enter into investment banking, financial advisory, securities trading and brokerage activities, as well as certain investment management services, with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar or identical to the business of the Company or entities which may have conflicting interests with respect to the Company or the Acquisition. In addition, in the ordinary course of business, ThinkEquity and its affiliates may at any time hold long or short positions and may trade or otherwise effect transactions for their own account or the accounts of customers in the Company’s or its affiliates’ debt or equity securities, or the securities of other entities that may be involved in the transactions contemplated by this Agreement. Except as may be agreed upon by the Company in writing, ThinkEquity and its affiliates will not use confidential information obtained from the Company pursuant to this engagement in connection with the performance by ThinkEquity or its affiliates of services for other companies. The Company hereby acknowledges that ThinkEquity and its affiliates are generally not permitted to use confidential information obtained from other companies in connection with this engagement or to furnish such information to the Company.

Furthermore, the Company hereby acknowledges that ThinkEquity may have fiduciary or other relationships whereby ThinkEquity or its affiliates may exercise voting power over securities held by various persons, which securities may from time to time include securities of the Company or Greenland or others with interests in respect of the Acquisition. The Company acknowledges and agrees that ThinkEquity and its affiliates may exercise such powers and otherwise perform functions in connection with such fiduciary or other relationships without regard to ThinkEquity’s engagement hereunder.

To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means ThinkEquity may ask the Company and its significant shareholders or equityholders for certain identifying information and documents, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and copies of documents containing personal identifying information, and such other information or documents that ThinkEquity and its counsel consider appropriate to verify the bona fide existence of the Company (e.g., certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument) and the identities of its significant shareholders or equityholders.

The Company acknowledges that it is not relying on the advice of ThinkEquity for tax, legal or accounting matters, the Company is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any Acquisition or alternative transaction based upon such advice.

(N) Governing Law. This Advisory Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Advisory Agreement, even after the termination of this Advisory Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Advisory Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by ThinkEquity and the Company.

(O) Notices. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or email, if sent to ThinkEquity, to the address set forth on the first page hereof, or email address: notices@think-equity.com, Attention: Head of Investment Banking. Notices sent by certified mail shall be deemed received five days thereafter; notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt; notices delivered by electronic mail transmission and confirmed shall be deemed given when so delivered and confirmed.

(P) Miscellaneous. The Company represents that it is free to enter into this Advisory Agreement and the transactions contemplated hereby, that it will act in good faith, and that it will not hinder ThinkEquity’s efforts hereunder. This Advisory Agreement shall not be modified or amended except in writing signed by ThinkEquity and the Company. This agreement shall be binding upon and inure to the benefit of ThinkEquity and the Company and their respective assigns, successors, and legal representatives. This Advisory Agreement constitutes the entire agreement of ThinkEquity and the Company, and supersedes any prior agreements, with respect to the subject matter hereof. If any provision of this Advisory Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Advisory Agreement shall remain in full force and effect. This Advisory Agreement may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

In acknowledgment that the foregoing correctly sets forth the understanding reached by ThinkEquity and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Advisory Agreement as of the date indicated above.

Yours truly,

THINKEQUITY LLC

By:	/s/ Eric Lord
Name:	Eric Lord
Title:	Head of Investment Banking

Accepted and agreed to as of the date first written above:

PELICAN ACQUISITION CORPORATION

By:	/s/ Robert L. Labbe
Name:	Robert L. Labbe
Title:	Chief Executive Officer

Accepted and agreed to as of the date first written above:

GREENLAND EXPLORATION LIMITED

By:	/s/ Larry Gene Swets, Jr.
Name:	Larry Gene Swets, Jr.
Title:	Chief Executive Officer

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